INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made this 23rd day of July, 2007, by and between DELI SOLAR (USA) Inc. (OTC: DLSL), a Nevada Corporation (hereinafter referred to as the “Company” or “DLSL”), and Hayden Communications International, Inc., a Florida Corporation (hereinafter referred collectively as the “Consultant” or “HCI”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I. CONSULTING SERVICES

1.1 HCI agrees that for a period of twelve (12) months commencing July 23, 2007, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which DLSL is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which HCI has knowledge or expertise.

1.2 HCI shall render services to the Company as an independent contractor, and not as an employee. All services rendered by HCI on behalf of the Company shall be performed to the best of HCI’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors.

II. SCOPE OF SERVICES/PROGRAMS/ACTIVITIES

HCI International, Inc. (HCI) will develop, implement, and maintain an ongoing stock market support system for “DLSL” with the general objective of expanding awareness in “DLSL” among stockbrokers, analysts, micro-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

1. PROFESSIONAL INVESTMENT COMMUNITY AWARENESS

A.
Introductions to professionals at select firms, with a focus on members of the Financial Community in various geographic regions, both in the United States, Europe and Asia. The targeted group of professionals, which would be drawn from our proprietary database of contacts which will be a subset of the following:

1.	Over 15,000 Equity Brokers
2.	Over 15 Investment Banking Partners Focused on the Asian markets
3.	Over 800 Analysts (Buy and Sell Side - both generalists and industry specialists)
4.	Over 6,500 Micro-Cap Portfolio/Hedge Fund Managers
5.	Over 120 Market Makers (both retail and wholesale)
6.	Financial, Trade and Industry Publications
B.
Introductions to an expanded group of fund managers and analysts (buy and sell side) beyond our database through the utilization of both Big Dough subscription service and other on-line tools such as StreetWise, etc.

C.	Introductions to High Net-Worth accredited investors who build positions in micro-cap companies and are familiar with other quality companies, which HCI currently and previously represented.
D.
Broker conference calls/meetings arranged by HCI in select cities (and at compatible times) with top management at “DLSL”. Cities which are part of our road show agenda during a full year program include New York, New Jersey, Connecticut, Boston, Dallas, Phoenix/Scottsdale, Chicago, Cleveland, Southern California, San Francisco, and other select cities.

E.	Road Show assistance in China for investors who are looking to see the Company’s facilities and customer installations.
F.	All interested parties will be continually updated of Client’s progress via phone conversations and through our fax/e-mail list for news releases.
G.
Featuring DLSL in future editions of the HCI International Newsletter which is distributed to over 7,500 professional and high-net worth investors on a quarterly basis. Each feature includes a summary of each respective client’s recent operating activities along with insightful industry commentary to help investors embrace the investment opportunity and thesis. HCI does not provide specific investment recommendations or advice but rather the facts by utilizing public information for its publication.

H.	Featuring DLSL on the www.HCInternational.net website.
I.	HCI will screen all investment firms for upcoming financial conferences, which would be appropriate for “DLSL”. HCI will work through the proper channels with the goal of receiving invitations for management to present at those relevant conferences.

2. SHAREHOLDER COMMUNICATIONS

A.
Understand the financials and all operating metrics of the company in detail, facilitating interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence. This will allow management more time to execute against its business plan.

B.	Handle investor requests for timely information via the telephone and e-mail. HCI will have a knowledgeable associate available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This is a time intensive service that allows management to focus on executing while showing the company is shareholder friendly and proactive in its communication efforts.

C.	Contact shareholders on a quarterly basis and gather perception feedback on their views of how the business is evolving and management’s execution relative to expectations. Open dialogue, expand and update database and keep key investors informed once material developments are reported
D.	Quarterly Conference Calls to accompany the earnings release. HCI will assist with scripting these calls and monitoring the continuity to ensure a smooth roll-out for investors. These will be especially important as these will represent some of the first interactions between the Company and a broader investor audience.

3. MEDIA RELATIONS

Financial Newsletter and Business Publication campaign. HCI will work with our contacts that include financial newsletters to solicit coverage for a “Buy Recommendation” for “DLSL”. The business publications we have relationships with include Business Week, Fortune, Investors Business Daily, Wall Street Journal, among others. The Financial Newsletters we target have a paid subscription base of investors focused mainly on micro cap stocks and do not solicit compensation for coverage. A “Buy Recommendation” can produce a great deal of new investor interest and lends third party support and opinion. HCI has been able to achieve “Buy Recommendations” for former and current clients in: The Kon-Lin letter, The Conservative Speculator, Dick Davis Digest, George Southerland’s Special Investment Situations, The Patient Investor, and the Motley Fool. Other publications we have worked with and will introduce “DLSL” to include: The Red Chip Review, Investor’s Digest, The Quiet Investor, Acker Letter, High-Growth Newsletter, Bullish Investor, Low-Priced Stocks, and the Micro-Stock Digest.

4. THE FINANCIAL PRESS

A.
HCI will assist senior management to draft and complete press releases on all material events as deemed by the Company. Management and corporate counsel will approve all releases before they are sent to the wire.

B.	At company’s discretion, HCI will disseminate news releases through a Broadcast Fax and/or electronic mail (e-mail) to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in “DLSL”.

5. PUBLIC MARKET INSIGHT and EDUCATION is utilized to assist senior management, specifically the CEO and CFO, in understanding the life cycle of the financial markets and how “DLSL” is impacted directly and indirectly by different variables. The Team at HCI leverages its collective expertise gained through representing over 200 public companies, while also working on the “buy” and “sell” side to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. We believe this consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls. We will also take a key role in introducing and interview in concert with management applicable investment banking partners to facilitate potential capital raises.

III. AGENDA

A.
Establish a time line of expected corporate events. (ongoing but start with next three months calendar of events, including potential acquisitions, earnings for conference calls, new product introductions, etc.).

B.	Create a two-page Corporate Profile, which clearly articulates “DLSL” current business and financial position, as well as its strategy for future growth.
C.	Include “DLSL” in a new client feature as well as future editions of the HCI Client Newsletter.
D.	Include a corporate overview of “DLSL” on the HCI website - www.HCInternational.net.
E.	Update/and or create the corporate PowerPoint presentation utilizing our preferred format. HCI will continue to gather feedback from conversations and meetings to improve and update PPT on a quarterly basis.
F.	Assist and provide input for all corporate press releases including creation and revision. We will assist by providing additional fact finding and other market research if necessary which will help the context and delivery of the message.
G.	Update and conduct perception study with current and future shareholders to better understand current and future expectations. This information will be utilized in earnings conference calls to ensure the company is proactive and prudent in setting the correct bar for investors to measure performance.
H.	Incorporate feedback and key concepts into prepared remarks for the quarterly conference calls/develop script. Develop a list of most likely asked Questions during Q&A. Schedule the call, including webcast and generate a press release to notify shareholders of conference call (it should be released at least 7 days prior to call date).
I.	Target brokers, micro-cap fund managers, and Buy and Sell Side Analysts which follow companies with a similar profile to “DLSL”, setting up one-on-one meetings and/or conference calls. We will seed several key markets and schedule both formal road shows and meetings in accordance with management’s travel schedule. The preferred time to be on the road is just after earnings are released through the end of the current quarter. In addition, we will host and facilitate Road Shows with US, International and China base investors at the Company’s facilities on a pre-planned and organized basis. HCI will schedule 1 organized Road Show per quarter.
J.	HCI will introduce “DLSL” to a minimum of the following professionals during the coming year:
●	250 Fund Managers/Sell-Side Analysts
●	250 Brokers (retail and institutional) who specialize in Small/Micro-Cap Stocks
●	15 Sell-Side Analysts who are covering Emerging Markets/China, with goal of receiving coverage from at least 2 firms during our initial contract period
●	250 High Net Worth Investors who take positions in Small/Micro-Cap Companies
●	In addition to the 7,500 investors who receive our newsletter each quarter
K.	A detailed description of each contact will be provided prior to the meeting. During the meetings and/or conference calls a member of HCI will be available to facilitate the correspondence and assist with due diligence. Management will be provided with a summary of feedback including HCI’s suggestions for improvements on both the context and delivery of the company’s story.

L.	If fund raising becomes a goal - introduce suitable investment bankers, facilitate initial due diligence and corporate site visits. Assist management to interview and evaluate each firms’ capabilities compared to DLSL’s goals to ensure the correct decision is made.
M.	Maintain and update the database to ensure that all press releases are faxed and/or e-mailed to all interested professionals. This includes inputting all notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls. (ongoing)
N.	Respond to all investor requests and calls in a timely manner to facilitate the distribution of corporate information. Focus on educating shareholders, with the premise that an informed investor will become a longer term investor. (ongoing)
O.	Provide valuable consulting services to “DLSL.” This would relate to educating senior management on how various actions could be both perceived and impact the public market. If necessary, HCI can be helpful in analyzing perspective acquisitions and financing needs and make key introductions where necessary.
P.	Target investment and brokerage firms who hold conferences which would be applicable for “DLSL”. Establish a goal of having management present in at least 2 conferences during the coming year.
Q.	Target newsletter editors and publishers for a “Buy Recommendation”. Focus on receiving at least 4 articles from various Business Publications for appropriate stories on “DLSL” products, competitive advantage and value proposition to investors.
R.	Schedule additional in house broker meetings/conference calls in select cities, expanding the targeted investor group as liquidity improves and the company reports growth in revenues and earnings.
S.	Provide progress reports to senior management when appropriate. Evaluate achievements after the first 180 days and make changes where necessary.

Many of the above items will occur simultaneously but certain items will have chronological priority over others. As “DLSL” grows, we will recommend changes to the Agenda that compliment this growth. As the company continues to execute its strategic plan by winning new business and expanding its base of customers we will target an expanded universe of institutional investors. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results.

Assuming that management’s efforts are leading ultimately to success and greater profitability, the end results of this financial communication and awareness campaign should be:

* An increase in the number of financial professionals (including brokers, institutions and analysts) and individual investors well educated and knowledgeable about “DLSL”: including senior management, the company’s products, as well as the current financial condition and growth opportunities.
* An increase in the number of articles printed in both trade and financial publications.
* An increase in the liquidity of the common stock.
* An increase in “DLSL” market capitalization coupled with a broader, more diverse shareholder base.
* Suitable and better access to the capital markets, which will facilitate future acquisitions and working capital needs.

IV. TERM

This agreement shall remain in effect for a period commencing on the signature date and expires twelve months (365 days) from signing date. After the initial six months, the Client has the right to terminate this agreement any time during the contractual period and/or any extension periods after the initial contractual period with a 30 day prior written notice.

V. COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both “DLSL” and HCI in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of “DLSL” for a period of 12 months, HCI International, Inc. proposes the following compensation terms:

Cash and Equity

A.	Monthly consulting and services fee of $8,500 per month payable on July 23, 2007 and the 23rd of each successive month.
B.	Equity: 175,000 warrants to purchase common stock with an exercise price of $2.40 per share. The warrants will carry a term of three years from the date of vesting. 87,500 warrants will vest at the six month anniversary and 87,500 warrants will vest on July 23, 2008. The warrants will carry a cashless exercise provision, in addition to piggyback rights for the underlying common shares to be included in the Company’s next registration statement filed with the Securities and Exchange Commission. The Company will issue a warrant agreement within 14 days after the formal contract is signed. In the event that this agreement is terminated prior to the one year anniversary.

Expenses: Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases. Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client, only with Client authorization prior to incurring any expenses.

VI. Prior Restriction

HCI represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HCI from performing the services on behalf of the Company that HCI is herein agreeing to perform.

VII. Assignment

This Agreement is personal to HCI and may not be assigned in any way by HCI without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HCI and upon the successors and assigns of the Company.

VIII. Confidentiality

Except as required by law or court order, HCI will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HCI or which hereinafter may become known to HCI and HCI shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of DLSL. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

IX. Default

9.1 Except for a claim or controversy arising under Section 6 of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in Florida in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration. The parties shall share the costs of filing fee for the arbitration and the fees of the arbitrators equally.

9.2 In the event that HCI commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HCI to comply with, or restrain HCI from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HCI in default hereunder and to terminate this Agreement and any further payments hereunder.

9.3 Since HCI must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HCI, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HCI (or any material omission by the Company that caused such supplied information to be materially misleading).

X. Severability and Reformation

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XI. Notices

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at Building 3 No. 28 Feng Tai North Road, Beijing, China 100071, and in the case of HCI, be mailed to Hayden Communications International, Inc., 7582 Windermere Court, Lake Worth, FL 33467.

XII. Miscellaneous

12.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

12.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

12.3 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED: